UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2009

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
—————————————————————————
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events

On August 19, 2009, Artesian Water Company, Inc., or Artesian Water, the Staff of the Delaware Public Service Commission, the Division of the Public Advocate and Christiana Care Health Services, Inc. (collectively, the “Parties”) entered into an agreement to settle Artesian Water’s April 2008 application for an increase in rates, subject to certain parameters.  General Motors Corporation, a participant in the proceeding, provided correspondence declaring no opposition to the proposed settlement.  The proposed settlement would make the existing 15% temporary increase in base rates permanent.  Since the proposed rate is equal to the 15% temporary increase in rates charged to customers since December 17, 2008, if approved, Artesian Water would not be required to refund any amounts to customers.  This proposed settlement also includes the agreement that Artesian Water will not apply for further rate increase for an 18-month period from the date of the Delaware Public Service Commission’s, or DEPSC, order closing this application.  The Parties also have agreed that the revenue recovered by the Company pursuant to the settlement does not include any recovery of funds attributable to state income tax expense, as it is unlikely that any state income tax will be paid by Artesian Water during the rate effective period.  The proposed settlement is subject to approval of the Hearing Examiner and the DEPSC and expected before the end of September.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
(Registrant)

Date: August 19, 2009	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer